Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Fourth Quarter and Fiscal 2019 Financial Results

Global retail sales growth (excluding foreign currency impact) of 7.6% for the fourth quarter; 8.0% for fiscal 2019

U.S. same store sales growth of 3.4% for the fourth quarter; 3.2% for fiscal 2019

International same store sales growth of 1.7% for the fourth quarter; 1.9% for fiscal 2019

Global net store growth of 492 for the fourth quarter; 1,106 for fiscal 2019

Diluted EPS up 19.1% to $3.12 for the fourth quarter; up 14.5% to $9.56 for fiscal 2019

ANN ARBOR, Michigan, February 20, 2020: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the fourth quarter and fiscal 2019, comprised of growth in global retail sales, same store sales and earnings per share. Global retail sales increased 6.9% in the fourth quarter, or 7.6% excluding foreign currency impact. Global retail sales increased 5.7% in fiscal 2019, or 8.0% excluding foreign currency impact. U.S. same store sales grew 3.4% during the quarter, and 3.2% for the full year, continuing the positive sales momentum in the Company’s U.S. stores business. The international business also posted positive results, with same store sales growth of 1.7% during the quarter and 1.9% for the full year. The fourth quarter marked the 104th consecutive quarter of international same store sales growth and the 35th consecutive quarter of U.S. same store sales growth.

The Company had fourth quarter global net store growth of 492 stores, comprised of 141 net new U.S. stores and 351 net new international stores. In fiscal 2019, the Company opened 1,106 net new stores, comprised of 250 net new U.S. stores and 856 net new international stores.

Fourth quarter diluted EPS was $3.12, up 19.1% over the prior year quarter. Fourth quarter diluted EPS, as adjusted, was $3.13, up 19.5% over the prior year quarter. Fiscal 2019 diluted EPS was $9.56, up 14.5% over the prior year. Fiscal 2019 diluted EPS, as adjusted, was $9.57, up 13.7% over the prior year diluted EPS, as adjusted, of $8.42. (See the Financial Results Comparability section on page four and the Comments on Regulation G section on page five.)

In connection with the Company’s November 2019 recapitalization transaction discussed below, certain of the Company’s subsidiaries borrowed $675.0 million and used a portion of the proceeds to pre-fund a portion of the principal and interest payable on the 2019 Notes, pay transaction fees and expenses and repurchase and retire shares of the Company’s common stock. During the fourth quarter of 2019, the Company repurchased and retired 2,063,378 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $593.9 million.

On February 19, 2020, the Board of Directors declared a $0.78 per share quarterly dividend for shareholders of record as of March 13, 2020 to be paid on March 30, 2020. This represents an increase of 20.0% over the previous quarterly dividend amount.

“I am extremely proud of the accomplishments of our franchisees and our team members from around the world, not just in the fourth quarter, but throughout all of 2019,” said Ritch Allison, Domino’s Chief Executive Officer. “Our relentless focus on our customers, our franchisees and the long-term growth and profitability of the Domino’s business model helped us deliver a solid 2019 in the face of unique competitive headwinds.”

Fourth Quarter and Fiscal 2019 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2019	Fourth Quarter of 2018	Fiscal 2019	Fiscal 2018
Net income	$129.3	$111.6	$400.7	$362.0
Weighted average diluted shares	41,422,831	42,591,025	41,923,062	43,331,278
Diluted EPS	$3.12	$2.62	$9.56	$8.35
Items affecting comparability (1)	0.01	—	0.01	0.07

Diluted EPS, as adjusted (1)	$3.13	$2.62	$9.57	$8.42

(1)	Refer to the Financial Results Comparability section on page four for additional details. See also the Comments on Regulation G section on page five.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Two

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Revenues increased $68.2 million, or 6.3%, in the fourth quarter of 2019. This increase was primarily due to an increase in global store counts during the trailing four quarters as well as U.S. and international same store sales growth, resulting in higher supply chain and U.S. and international franchise revenues. The increase in international franchise revenues was partially offset by the negative impact of changes in foreign currency exchange rates. These increases in revenues were also partially offset by lower U.S. Company-owned store revenues resulting from the previously disclosed sale of 59 U.S. Company-owned stores to certain of our existing U.S. franchisees during the second quarter of 2019.

•

Net Income increased $17.7 million, or 15.8%, in the fourth quarter of 2019. This increase was primarily driven by higher royalty revenues from U.S. and international franchised stores and higher supply chain volumes as well as lower general and administrative expenses. Higher tax benefits from equity-based compensation as compared to the prior year quarter also benefited net income. The increase in net income was partially offset by a higher fourth quarter effective tax rate and higher net interest expense as a result of the Company’s November 2019 recapitalization transaction discussed below.

•

Diluted EPS was $3.12 for the fourth quarter versus $2.62 in the prior year quarter. This represents a $0.50, or 19.1%, increase over the prior year quarter. Diluted EPS, as adjusted, was $3.13 for the fourth quarter. This represents a $0.51, or 19.5%, increase over the prior year quarter. The increase in diluted EPS was driven by higher net income, as well as lower diluted share count, primarily resulting from the Company’s share repurchases during the trailing four quarters. (See the Financial Results Comparability section on page four for additional details. See also the Comments on Regulation G section on page five.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page five for additional details.

	Fourth Quarter of 2019	Fourth Quarter of 2018	Fiscal 2019	Fiscal 2018
Same store sales growth: (versus prior year period)
U.S. Company-owned stores (1)	+ 3.9%	+ 3.6%	+ 2.8%	+ 4.8%
U.S. franchise stores (1)	+ 3.3%	+ 5.7%	+ 3.2%	+ 6.8%

U.S. stores	+ 3.4%	+ 5.6%	+ 3.2%	+ 6.6%

International stores (excluding foreign currency impact)	+ 1.7%	+ 2.4%	+ 1.9%	+ 3.5%

Global retail sales growth: (versus prior year period)
U.S. stores	+ 6.8%	+10.2%	+6.9%	+11.2%
International stores	+ 7.0%	+3.3%	+ 4.6%	+9.9%

Total	+ 6.9%	+6.5%	+ 5.7%	+10.6%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
U.S. stores	+ 6.8%	+10.2%	+6.9%	+11.2%
International stores	+ 8.4%	+8.9%	+ 9.0%	+10.4%

Total	+ 7.6%	+9.5%	+8.0%	+10.8%

(1)

As previously disclosed, during the second quarter of 2019, the Company sold 59 U.S. Company-owned stores to certain of its existing U.S. franchisees. The same store sales growth for these stores is reflected in U.S. franchise stores in fiscal 2019.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Three

	U.S. Company- owned Stores	U.S. Franchise Stores	Total U.S. Stores	International Stores	Total
Store counts:
Store count at September 8, 2019	333	5,652	5,985	10,543	16,528
Openings	9	137	146	382	528
Closings	—	(5)	(5)	(31)	(36)

Store count at December 29, 2019	342	5,784	6,126	10,894	17,020

Fourth quarter 2019 net store growth	9	132	141	351	492

Fiscal 2019 net store growth (1)	11	239	250	856	1,106

(1)

Fiscal 2019 net store growth does not include the effect of transfers. In the second quarter of 2019, the Company sold a total of 59 U.S. Company-owned stores to certain of its existing U.S. franchisees.

Two- to Three-Year Outlook

The Company does not provide quarterly or annual earnings guidance or estimates. The following two- to three-year outlook does not constitute specific earnings guidance. In January 2020, the Company reaffirmed its two- to three-year outlook as follows:

Current Outlook
Global retail sales growth (1)	7% – 10%
U.S. same store sales growth	2% – 5%
International same store sales growth (1)	1% – 4%
Global net unit growth	6% – 8%

(1)	Excluding foreign currency impact.

Conference Call Information

The Company will file its Annual Report on Form 10-K this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fourth quarter and fiscal 2019 financial results. The call can be accessed by dialing (866) 470-5929 (U.S./Canada) or (409) 217-8311 (International). Ask for the Domino’s Pizza conference call, ID 4482204. The call will also be webcast, and will be archived for one year, on biz.dominos.com.

2019 Recapitalization

On November 19, 2019, the Company completed a recapitalization transaction (the “2019 Recapitalization”) in which certain of the Company’s subsidiaries issued new notes pursuant to an asset-backed securitization. The new notes consist of $675.0 million Series 2019-1 3.668% Fixed Rate Senior Secured Notes, Class A-2 with an anticipated term of 10 years (the “2019 Notes”). The Company also entered into a new $200.0 million variable funding note facility, which replaced its previous $175.0 million variable funding note facility.

A portion of the proceeds from the 2019 Recapitalization was used to pre-fund a portion of the principal and interest payable on the 2019 Notes, pay transaction fees and expenses and repurchase and retire shares of the Company’s common stock. In connection with the 2019 Recapitalization, the Company incurred certain expenses that are outlined in the items affecting comparability table on page four. Additionally, the Company capitalized $8.1 million of debt issuance costs, which are being amortized into interest expense over the expected term of the 2019 Notes.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Four

Financial Results Comparability

Financial results for the Company can be significantly affected by changes in our capital structure, our effective tax rate, adoption of new accounting pronouncements, store portfolio changes and other factors. Our recapitalization transactions have historically resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the repayment of certain of the Company’s notes. Additionally, repurchases and retirements of the Company’s common stock pursuant to our share repurchase programs have reduced our weighted average diluted shares outstanding.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between the Company’s 2019 and 2018 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the fourth quarter of 2019 and fiscal 2019 as compared to the same periods in 2018 (See the Comments on Regulation G section on page five for additional details).

	Fourth Quarter Ended December 29, 2019			Fiscal Year Ended December 29, 2019
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2019 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(509)	$(396)	$(0.01)	$(509)	$(396)	$(0.01)

Total of 2019 items	$(509)	$(396)	$(0.01)	$(509)	$(396)	$(0.01)

	Fourth Quarter Ended December 30, 2018			Fiscal Year Ended December 30, 2018
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (2)	$—	$—	$—	$(532)	$(411)	$(0.01)
Interest expense (3)	—	—	—	(142)	(110)	(0.00)
Debt issuance cost write-off (4)	—	—	—	(3,164)	(2,446)	(0.06)

Total of 2018 items	$—	$—	$—	$(3,838)	$(2,967)	$(0.07)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2019 Recapitalization.
(2)

Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 recapitalization transaction in which certain of the Company’s subsidiaries issued notes pursuant to an asset-backed securitization (the “2018 Recapitalization”). The notes consisted of $425.0 million of Series 2018-1 4.116% Fixed Rate Senior Secured Notes, Class A-2-I and $400.0 million of Series 2018-1 4.328% Fixed Rate Senior Secured Notes, Class A-2-II (collectively, the “2018 Notes”).

(3)

Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 Recapitalization but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and 2018 Notes for a short period of time.

(4)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the 2018 Recapitalization.

Share Repurchases

During the fourth quarter of 2019, the Company repurchased and retired 2,063,378 shares of its common stock in open market repurchases under its Board of Directors-approved share repurchase program for approximately $593.9 million. As of December 29, 2019, the Company’s total remaining authorized amount for share repurchases under such program was approximately $406.1 million. Subsequent to the fourth quarter and through February 13, 2020, the Company repurchased and retired an additional 271,064 shares of common stock for a total of approximately $79.6 million.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Five

Liquidity

As of December 29, 2019, the Company had approximately:

•	$190.6 million of unrestricted cash and cash equivalents;

•	$4.11 billion in total debt; and

•	$158.6 million of available borrowings under its $200.0 million variable funding note facility, net of letters of credit issued of $41.4 million.

Net cash provided by operating activities was $497.0 million during fiscal 2019. The Company invested $85.6 million in capital expenditures during fiscal 2019. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $411.4 million during fiscal 2019 (refer to Comments on Regulation G section below for additional details).

(in thousands)	Fiscal Year Ended December 29, 2019
Net cash provided by operating activities	$496,950
Capital expenditures	(85,565)

Free cash flow	$411,385

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods such as diluted EPS, as adjusted. The Company has also included metrics such as global retail sales, global retail sales growth, global retail sales growth, excluding foreign currency impact and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues. “Global retail sales growth” is calculated as the change of U.S. Dollar global retail sales against the comparable period of the prior year. “Global retail sales growth, excluding foreign currency impact” is calculated as the change of international local currency global retail sales against the comparable period of the prior year.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to U.S. same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported diluted EPS, adjusted for the items that affect comparability to the prior year periods. The most directly comparable financial measure calculated and presented in accordance with GAAP is diluted EPS. The Company believes that the diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as net cash provided by operating activities, less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock or paying dividends.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Six

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 17,000 stores in over 90 markets. Domino’s had global retail sales of over $14.3 billion in 2019, with over $7.0 billion in the U.S. and nearly $7.3 billion internationally. In the fourth quarter of 2019, Domino’s had global retail sales of over $4.5 billion, with over $2.2 billion in the U.S. and over $2.3 billion internationally. Its system is comprised of independent franchise owners who accounted for 98% of Domino’s stores as of the fourth quarter of 2019. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2019 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 65% of sales via digital channels and has developed several innovative ordering platforms, including those developed for Google Home, Facebook Messenger, Apple Watch, Amazon Echo and Twitter – as well as Domino’s Hotspots®, an ordering platform featuring over 200,000 unique, non-traditional delivery locations. In June 2019, through an announced partnership with Nuro, Domino’s furthered its exploration and testing of autonomous pizza delivery. In late 2019, Domino’s opened the Domino’s Innovation Garage adjacent to its headquarters in Ann Arbor, Michigan, to fuel continued technology and operational innovation – while also launching its GPS technology, allowing customers to follow the progress of the delivery driver from store to doorstep.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases, investor presentations and conference webcasts.

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Domino’s Pizza: Q4 2019 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our U.S. and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our Annual Report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance or renegotiate key terms of that indebtedness in the future; the impact a downgrade in our credit rating may have on our business, financial condition and results of operations; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete in the U.S. and internationally in our intensely competitive industry, including the food service and food delivery markets; the impact of social media and other consumer-oriented technologies on our business, brand and reputation; new product, digital ordering and concept developments by us, and other food-industry competitors; the impact of new or improved technologies and alternative methods of delivery on consumer behavior; our ability to maintain good relationships with and attract new franchisees, and franchisees’ ability to successfully manage their operations without negatively impacting our royalty payments and fees or our brand’s reputation; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness, health epidemics or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in laws and regulations regarding information privacy, payment methods consumer protection and social media; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches, power loss, technological failures, user error or other cyber risks threatening us or our franchisees; the effect of war, terrorism, catastrophic events or climate change; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; actions by activist investors; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q4 2019 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 29, 2019	% of Total Revenues	December 30, 2018	% of Total Revenues
(In thousands, except per share data)
Revenues:
U.S. Company-owned stores	$130,534		$156,283
U.S. franchise royalties and fees	139,155		125,158
Supply chain	680,149		617,221
International franchise royalties and fees	76,830		70,565
U.S. franchise advertising	123,684		112,908

Total revenues	1,150,352	100.0%	1,082,135	100.0%

Cost of sales:
U.S. Company-owned stores	98,652		120,146
Supply chain	604,412		548,034

Total cost of sales	703,064	61.1%	668,180	61.8%

Operating margin	447,288	38.9%	413,955	38.2%

General and administrative	119,653	10.4%	121,411	11.2%
U.S. franchise advertising	123,684	10.8%	112,908	10.4%

Income from operations	203,951	17.7%	179,636	16.6%
Interest expense, net	(46,681)	(4.1)%	(45,073)	(4.2)%

Income before provision for income taxes	157,270	13.6%	134,563	12.4%
Provision for income taxes	27,943	2.4%	22,921	2.1%

Net income	$129,327	11.2%	$111,642	10.3%

Earnings per share:
Common stock – diluted	$3.12		$2.62

Domino’s Pizza: Q4 2019 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
(In thousands, except per share data)	December 29, 2019	% of Total Revenues	December 30, 2018	% of Total Revenues
Revenues:
U.S. Company-owned stores	$453,560		$514,804
U.S. franchise royalties and fees	428,504		391,493
Supply chain	2,104,936		1,943,297
International franchise royalties and fees	240,975		224,747
U.S. franchise advertising	390,799		358,526

Total revenues	3,618,774	100.0%	3,432,867	100.0%

Cost of sales:
U.S. Company-owned stores	346,168		398,158
Supply chain	1,870,107		1,732,030

Total cost of sales	2,216,275	61.2%	2,130,188	62.1%

Operating margin	1,402,499	38.8%	1,302,679	37.9%

General and administrative	382,293	10.6%	372,464	10.8%
U.S. franchise advertising	390,799	10.8%	358,526	10.4%

Income from operations	629,407	17.4%	571,689	16.7%
Interest expense, net	(146,770)	(4.1)%	(143,011)	(4.2)%

Income before provision for income taxes	482,637	13.3%	428,678	12.5%
Provision for income taxes	81,928	2.3%	66,706	2.0%

Net income	$400,709	11.1%	$361,972	10.5%

Earnings per share:
Common stock – diluted	$9.56		$8.35

Domino’s Pizza: Q4 2019 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	December 29, 2019	December 30, 2018
Assets
Current assets:
Cash and cash equivalents	$190,615	$25,438
Restricted cash and cash equivalents	209,269	166,993
Accounts receivable, net	210,260	190,091
Inventories	52,955	45,975
Prepaid expenses and other	19,129	25,710
Advertising fund assets, restricted	105,389	112,744

Total current assets	787,617	566,951
Property, plant and equipment, net	242,881	234,939
Operating lease right-of-use assets	228,785	—
Other assets	122,809	105,495

Total assets	$1,382,092	$907,385

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$43,394	$35,893
Accounts payable	111,101	92,546
Operating lease liabilities	33,318	—
Advertising fund liabilities	101,921	107,150
Other accrued liabilities	164,097	144,154

Total current liabilities	453,831	379,743
Long-term liabilities:
Long-term debt, less current portion	4,071,055	3,495,691
Operating lease liabilities	202,731	—
Other accrued liabilities	70,234	71,872

Total long-term liabilities	4,344,020	3,567,563
Total stockholders’ deficit	(3,415,759)	(3,039,921)

Total liabilities and stockholders’ deficit	$1,382,092	$907,385

Domino’s Pizza: Q4 2019 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
(In thousands)	December 29, 2019	December 30, 2018
Cash flows from operating activities:
Net income	$400,709	$361,972
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	59,930	53,665
Loss (gain) on sale/disposal of assets	2,023	(4,737)
Amortization of debt issuance costs	4,748	8,033
Benefit for deferred income taxes	(3,297)	(872)
Non-cash compensation expense	20,265	22,792
Excess tax benefits from equity-based compensation	(25,735)	(23,786)
Provision for losses and accounts and notes receivable	1,195	899
Changes in operating assets and liabilities	47,120	(18,443)
Changes in advertising fund assets and liabilities, restricted	(10,008)	(5,352)

Net cash provided by operating activities	496,950	394,171

Cash flows from investing activities:
Capital expenditures	(85,565)	(119,888)
Proceeds from sale of assets	12,258	8,367
Maturities of advertising fund investments, restricted	50,152	94,007
Purchases of advertising fund investments, restricted	—	(70,152)
Other	(4,699)	(591)

Net cash used in investing activities	(27,854)	(88,257)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	675,000	970,000
Repayments of long-term debt and finance lease obligations	(92,085)	(604,088)
Proceeds from exercise of stock options	13,064	9,832
Purchases of common stock	(699,007)	(591,212)
Tax payments for restricted stock upon vesting	(5,951)	(6,962)
Payments of common stock dividends and equivalents	(105,715)	(92,166)
Cash paid for financing costs	(8,098)	(8,207)

Net cash used in financing activities	(222,792)	(322,803)

Effect of exchange rate changes on cash	201	(538)

Change in cash and cash equivalents, restricted cash and cash equivalents	246,505	(17,427)

Cash and cash equivalents, beginning of period	25,438	35,768
Restricted cash and cash equivalents, beginning of period	166,993	191,762
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	44,988	27,316

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	237,419	254,846

Cash and cash equivalents, end of period	190,615	25,438
Restricted cash and cash equivalents, end of period	209,269	166,993
Cash and cash equivalents included in advertising fund assets, restricted, end of period	84,040	44,988

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$483,924	$237,419

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